UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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LA JOLLA PHARMACEUTICAL COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On November 25, 2009, La Jolla Pharmaceutical Company issued the following press release:
FOR IMMEDIATE RELEASE
LA JOLLA PHARMACEUTICAL COMPANY ANNOUNCES THE ADJOURNMENT OF
SPECIAL MEETING OF STOCKHOLDERS
SAN DIEGO, NOVEMBER 25, 2009 — La Jolla Pharmaceutical Company (NASDAQ: LJPC) (the “Company”) today announced that its Special Meeting of Stockholders, which was originally convened on October 30, 2009 and subsequently adjourned twice, was adjourned for a third time on November 24, 2009 and has not been scheduled to be reconvened. As described in the Proxy Statement distributed to stockholders on or about October 7, 2009, the stockholders of the Company were being asked to vote upon a proposal to approve the liquidation and dissolution of the Company pursuant to a plan of liquidation and dissolution. Approximately ninety-two percent (92%) of the Company’s stockholders failed to return their proxy cards or otherwise indicate their votes with respect to this proposal prior to the start of the stockholders’ meeting. To pass, this proposal required the approval by holders of at least a majority of the Company’s outstanding voting shares. Because the Company has not been able to obtain the requisite stockholder vote to approve the Company’s dissolution, it is evaluating its options and will announce future plans when it has determined what is the best course of action to follow to obtain maximum value for its stockholders.

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